FOR IMMEDIATE RELEASE
ADVANCED EMISSIONS SOLUTIONS FILES ITS 2014 ANNUAL REPORT ON FORM 10-K
HIGHLANDS RANCH, Colorado, February 29, 2016 – Advanced Emissions Solutions, Inc. (OTC:ADES) (the “Company” or “ADES”) today announced the filing of its Annual Report on Form 10-K for the period ended December 31, 2014 with the Securities and Exchange Commission. In addition, an investor presentation is available on the Investor Information section of ADES's website for discussion at a conference call.
The Company has scheduled a conference call at 9AM Eastern Time on March 1, 2016. The conference call will be webcast live via the Investor Information section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (877) 709-8150 (Domestic) or (201) 689-8354 (International).

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

Advanced Clean Energy Solutions, LLC (“ACES”) is a wholly owned subsidiary of ADES that is focused on supporting and improving the Company’s existing products and identifying, developing and commercializing new solutions to advance cleaner energy and to help our customers meet existing and future regulatory and business challenges. Building off the success of M-45™ and M-45-PC™ Technologies for Refined Coal, ACES is currently working to develop and commercialize new technologies to reduce a range of emissions associated with power generation and oil & gas production. ACES has assembled a strong team and follows a rigorous process focused on development and maximizing the return on investment.

Graham Mattison
Vice President, Strategic Initiatives and Investor Relations
(720) 598-3504
graham.mattison@adaes.com